SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 20, 2011
LYONDELLBASELL INDUSTRIES N.V.
(Exact Name of Registrant as Specified in Charter)

The Netherlands	001-34726	98-0646235
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
Weena 737
3013 AM Rotterdam
The Netherlands
(Address of Principal Executive Offices)
Registrant’s Telephone number, including area code: 31 10 275 5500

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events
     On October 20, 2011, LyondellBasell Industries N.V. (the “Company”) issued a press release announcing that its wholly-owned subsidiary, Lyondell Chemical Company, has commenced cash tender offers for certain of its senior secured notes. In connection with the tender offers, Lyondell is soliciting consents to amend certain terms of the senior secured notes and the indentures governing those notes that would release the collateral securing the notes and modify other provisions relating to restrictive covenants.
     The Company intends to seek an investment grade credit rating over time by consistently maintaining a capital structure compatible with such a rating. Following a restructuring in 2009 and 2010, the Company’s financial performance has been very strong and it has generated substantial free cash flow. At present, the Company has liquidity consisting of approximately $6.0 billion of cash-on-hand and approximately $2.2 billion of unused committed credit lines. Given the Company’s cash position, Lyondell Chemical has commenced the offer to repay up to approximately $2.8 billion of its existing debt and the Company anticipates returning value to its shareholders through a special dividend of up to $2.6 billion, which it expects to finance using a combination of its existing cash and proceeds of a new debt financing. The timing and size of the dividend and any new debt financing are subject to market and other conditions; however, the Company anticipates that, immediately following any such dividend and debt financing, its liquidity, as described above, will be at least $3 billion and its total funded debt will be less than $5.0 billion.
     A copy of the press release announcing the launch of the tender offers is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
99.1	Press Release dated October 20, 2011.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

LYONDELLBASELL INDUSTRIES N.V.
Date: October 20, 2011	By:	/s/ Craig B. Glidden
Craig B. Glidden
Executive Vice President

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated October 20, 2011.